EXHIBIT 5.1

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4497

June 30, 2010

RBS Global, Inc.

Rexnord LLC

4701 W. Greenfield Avenue

Milwaukee, WI 53214

Re:          Registration of 8.50% Senior Notes due 2018

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of RBS Global, Inc., a Delaware corporation (“RBS Global”), Rexnord LLC, a Delaware limited liability company (“Rexnord” and, together with RBS Global, the “Issuers”), and the entities listed on Schedule A attached hereto (the “Guarantors”) on Form S-4 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed exchange offer by the Issuers of up to $1,145,000,000 in aggregate principal amount of 8.50% Senior Notes due 2018 (the “Exchange Notes”) for the Issuers’ outstanding 8.50% Senior Notes due 2018 (the “Original Notes”) in the same principal amount, all in the manner set forth in the Registration Statement and in the Prospectus constituting a part thereof (the “Prospectus”). Original Notes that are accepted for exchange for Exchange Notes will be cancelled and retired. The Registration Statement relates to the registration under the Act of (i) $1,145,000,000 in aggregate principal amount of the Exchange Notes and (ii) the joint and several guarantees (the “Guarantees”) of the Exchange Notes by each of the Guarantors.

The Original Notes were issued and the Exchange Notes will be issued, and the Guarantees were made, pursuant to an Indenture, dated as of April 28, 2010 (the “Indenture”), by and among the Issuers, the Guarantors, and Wells Fargo Bank, National Association, as Trustee. In connection with the offer and sale of the Original Notes, the Issuers and the Guarantors entered into a Registration Rights Agreement, dated as of April 28, 2010, with the initial purchasers of the Original Notes (the “Registration Rights Agreement”), providing for the registration or exchange of the Original Notes. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

We are outside counsel to the Issuers in connection with the above exchange. In such capacity, we have examined the Registration Statement and such other documents and such matters of law as we have deemed necessary as a basis for the opinions expressed below. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the valid authorization and due execution and delivery of documents by parties other than the Issuers and the Guarantors formed (in the case of limited liability companies) or incorporated (in the case of corporations) in the State of Delaware, and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1.	The Exchange Notes and the related Guarantees of the Guarantors formed (in the case of limited liability companies) or incorporated (in the case of corporations) in the State of Delaware have been duly authorized by all necessary corporate or company action on the part of the Issuers and such Guarantors, respectively.

2.	When executed by the Issuers in accordance with the Indenture and when issued in exchange for Original Notes pursuant to the Indenture and the Registration Rights Agreement as contemplated by the Registration Statement and the Prospectus, assuming due authentication of the Exchange Notes by the Trustee, the Exchange Notes and related Guarantees will have been legally issued and delivered, and will constitute binding obligations of the Issuers and the Guarantors, respectively, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

In rendering the opinion in paragraph 2 above, we have assumed that the Guarantees of Guarantors not formed (in the case of limited liability companies) or incorporated (in the case of corporations) in the State of Delaware and the Indenture pursuant to which the Original Notes, Exchange Notes and Guarantees have been, or will be, issued have been duly authorized, executed and delivered by all necessary corporate or company action on the part of such Guarantors.

This opinion letter is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is limited to the present federal laws of the United States of America, the present law of the State of Wisconsin, the present Delaware General Corporation Act and the present Delaware Limited Liability Company Act. We express no opinion herein as to the effect of any other laws, and are giving this opinion based on the ordinary meanings of provisions of the Indenture and the Registration Rights Agreement. To the extent that laws other than the present law of the State of Wisconsin, the present Delaware General Corporation Act and the present Delaware Limited Liability Company Act apply, we have rendered this opinion as if Wisconsin law applies.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Act, or that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP

Schedule A

The Falk Service Corporation, a Delaware corporation

Prager Incorporated, a Louisiana corporation

PT Components, Inc., a Delaware corporation

RBS Acquisition Corporation, a Delaware corporation

RBS China Holdings, L.L.C., a Delaware limited liability company

Rexnord Industries, LLC, a Delaware limited liability company

Rexnord International Inc., a Delaware corporation

W.M. Berg Inc., a Delaware corporation

Rexnord-Zurn Holdings, Inc., a Delaware corporation

OEI, Inc., a Delaware corporation

OEP, Inc., a Delaware corporation

Krikles, Inc., a Delaware corporation

Krikles Europe U.S.A., Inc., a Delaware corporation

Krikles Canada U.S.A., Inc., a Delaware corporation

Zurco, Inc., a Delaware corporation

Zurn International, Inc., a Delaware corporation

Zurn PEX, Inc., a Delaware corporation

Environmental Energy Company, a California corporation

HL Capital Corp., a California corporation

Zurnacq of California, Inc., a California corporation

Zurn Constructors, Inc., a California corporation

Gary Concrete Products, Inc., a Georgia corporation

Sanitary-Dash Manufacturing Co. Inc., a Connecticut corporation

Zurn EPC Services, Inc., a Washington corporation

USI Atlantic Corp., a Delaware corporation

Zurn Industries, LLC, a Delaware limited liability company

GA Industries Holdings, LLC, a Delaware limited liability company

GA Industries, LLC, a Delaware limited liability company

Rodney Hunt Company, Inc., a Massachusetts corporation